As with all mutual funds, the Securities and Exchange Commission has not judged whether the funds of the John Hancock Variable Series Trust I are good investments or whether the information in this prospectus is adequate and accurate. Anyone who tells you otherwise is committing a federal crime.

This prospectus contains important information about the Series I and Series II shares of the International Equity Index Fund.

JOHN HANCOCK
VARIABLE SERIES TRUST I

May 1, 2004

PROSPECTUS
Series I and Series II shares

International Equity Index Fund
                Managed by John Hancock Life Insurance Company
                              John Hancock Place
                               Boston, MA 02117

Contents

--------------------------------------------------------------------------------


John Hancock Variable Series           Overview                                   1
Trust I ("Trust")

A summary of the Fund's goals,         International Equity Index Fund            5
strategies and risks.

Policies and instructions for opening, Your Account                               7
maintaining and closing an account in  Investments in shares of the fund          7
the Fund                               Share price                                7
                                       Valuation                                  7
                                       Conflicts                                  7

Further information on the funds       Fund's Expenses                            8

                                       Dividends and Taxes                        8
                                       Dividends                                  8
                                       Taxes                                      8

                                       Share Classes                              8

                                       Financial Highlights                      10

Further information on the Trust       Trust Business Structure                  12

                                       For more information              back cover

Overview

--------------------------------------------------------------------------------


FUND INFORMATION KEY
A concise description of the International Equity Index Fund begins on page   .
The description provides the following information:

Goal and Strategy The Fund's particular investment goals and the principal strategies it intends to use in pursuing those goals.

Subadviser/Manager The firm and individual(s) providing investment management services to the Fund.

Past Performance The Fund's total return, measured year-by-year and over time.

Main Risks The significant risk factors associated with the Fund. The risks are categorized as "Primary" or "Secondary". The Primary Risks are considered major factors in the Fund's performance and are described first. The Secondary Risks are not considered major factors in the Fund's performance because the Fund would not normally commit a large portion of its assets to the investments involved. However, the Secondary Risks are of such a nature that they could significantly affect the Fund's performance, even if the investments are held in relatively small amounts.

Fees and Expenses A table describes the Fund's fees and expenses and examples show the costs over time.

THE FUND
The Trust offers Series I and Series II shares of the International Equity Index Fund, for the variable contracts ("variable contracts") of:

.. The Manufacturers Life Insurance Company of New York

.. The Manufacturers Life Insurance Company (U.S.A.), and

In some variable contract forms, the Trust may be referred to by some other term (such as the "Fund" or "Series Fund") and the International Equity Index Fund may also be referred to by some other term (such as "Portfolio" or "Series").

RISKS OF FUND
This Fund, like all mutual funds, is not a bank account. The Fund's value is not insured or guaranteed by the FDIC or any other government agency. You could lose money by investing in this Fund. So, be sure to read all risk disclosure carefully before investing.

MANAGEMENT
John Hancock Life Insurance Company ("John Hancock") is the investment adviser for the International Equity Index Fund and for other funds of the Trust. John Hancock is a Massachusetts stock life insurance company.
On February 1, 2000, John Hancock changed its form of organization by "demutualizing" and becoming a subsidiary of John Hancock Financial Services, Inc. ("JHFS"). Prior to that date, John Hancock was "John Hancock Mutual Life Insurance Company," a mutual life insurance company that was chartered in 1862. At the end of 2003, JHFS and its subsidiaries (including John Hancock) managed approximately $142.5 billion in assets, of which it owned approximately $100.1 billion.
In April 2004, JHFS was merged with a subsidiary of Manulife Financial Corporation, a publicly-traded corporation organized under the laws of Canada. As a consequence of the merger, John Hancock's ultimate parent is now Manulife Financial Corporation.
The International Equity Index Fund may have one or more subadvisers. John Hancock recommends subadvisers for all of the funds to the Trust, and oversees and evaluates the subadvisers' performance. To do this, John Hancock uses both quantitative and qualitative tools to evaluate investment expertise, performance, diversification, style consistency and risk. This evaluation typically includes on-site due diligence meetings with subadvisers, periodic face-to-face meetings and other communication. While short-term investment performance is monitored, it is not the primary factor in the selection or termination of a subadviser. John Hancock also oversees the allocation of a fund's assets between and among subadvisers for those funds of the Trust that are "multi-managed," and manages the Trust's joint trading account for various funds' liquidity reserves.
Each subadviser has discretion to purchase and sell securities for the fund, or the portion of the fund, that it manages. While employing their own investment approach in managing a Fund, each subadviser must also adhere to that fund's investment goals, strategies and restrictions.

                       This page intentionally left blank

Your Investment Choices

--------------------------------------------------------------------------------


The Trust offers a number of investment choices, or funds, to suit a variety of objectives under variable contracts. This prospectus describes a Fund that is available under your variable contract. The Fund can be broadly categorized as an international/global fund. Within this broad category, the Fund can be further categorized as follows:

INTERNATIONAL EQUITY FUNDS
International funds invest primarily in securities markets outside the United States. These funds can be categorized by the types of markets theyinvest in.

                                 Developed Markets:
..International Equity Index Fund These funds invest primarily in the larger, well-established developed or
                                 industrialized markets around the
                                 world. These funds have a lower level
                                 of foreign securities risk than
                                 emerging market funds. (Emerging market
                                 funds invest primarily in developing or
                                 emerging markets.)

ADDITIONAL INFORMATION

Manager of Managers Arrangement
A "manager of managers" arrangement is now quite common among mutual funds that employ subadvisers to manage investment portfolios. This type of arrangement allows a fund, its overall investment manager and the fund's subadviser to enter into various new or amended sub-investment management agreements without the need to obtain additional shareholder and contract owner approval.

This arrangement permits John Hancock and the Trust, under certain circumstances, to select or change subadvisers, enter into new agreements with subadvisers or amend existing agreements with subadvisers, without first obtaining shareholder approval. (The Fund must still obtain shareholder approval of any agreement with a subadviser that is an affiliate of John Hancock.) John Hancock believes that the arrangement permits changes in subadvisory arrangements faster and at lower cost, since the need for the Fund to seek additional shareholder approval for such changes will be reduced. Shareholders for the Fund previously approved the arrangement.

Shareholders of the Fund will be notified of any changes in the subadviser to the Fund.

General Information
In the following pages, any strategy that is stated as a percentage of a fund's assets applies at all times, not just at the time the fund buys or sells an investment security. However, the Fund may be allowed to temporarily deviate from its normal strategy (1) to avoid unnecessary transaction costs when markets are are unusually volatile, or (2) when the Fund experiences unusually large cash flows. In addition, investments in a company whose market capitalization was within the range of market capitalizations under a fund's 80% investment policy at the time of purchase may continue to be considered within that range even after the publisher of an index changes the constituents used by the fund to measure market capitalization. The fund may not achieve its investment objectives when taking any of these measures. The trustees of the Trust can change the investment goals and strategy of the Fund without shareholder (i.e., contractowner) approval.

If the total investment return for the Fund for any given year appears unusually high, the return may be attributable to unusually favorable market conditions which will probably not be sustainable. For instance, a high total investment return may reflect participation in IPOs, "hot" industries (e.g., internet-related companies), private placements and/or leveraging investment techniques during the period indicated. There is no assurance that any of those methods, or any other investment technique, will continue to have the same impact on the Fund's total investment returns.

In this prospectus, the term "stock" is used as a shorthand reference for equity investments generally and the term "bond" is used as a shorthand reference for debt obligations generally.

International Equity Index Fund


GOAL AND STRATEGY

This is an international stock fund that seeks to track the performance of a broad-based equity index of foreign companies primarily in developed countries and, to a lesser extent, in emerging market countries.

The Fund seeks to invest more than 80% of its assets in securities included in the Morgan Stanley Capital International All Country World Excluding U.S. ("MSCI ACW ex-US") Index. The MSCI ACW ex-US Index is a well known international stock market index that, as of December 31, 2003, included approximately 1,700 securities listed on the stock exchanges of 48 developed and emerging market countries (but not the United States).

The manager employs a passive management strategy by normally investing in all stocks included in the MSCI ACW ex-US Index. The manager normally invests in each stock in roughly the same proportion as represented in the Index. The manager seeks to replicate as closely as possible the aggregate risk characteristics and country diversification of the Index. The Index composition changes from time to time. The manager will reflect those changes as soon as practical.

The Fund is normally fully invested. The manager may invest in stock index futures to maintain market exposure and manage cash flow. Although the Fund may employ foreign currency hedging techniques, the Fund normally maintains the currency exposure of the underlying equity investments.

The Fund may purchase other types of securities that are not primary investment vehicles, for example: American Depositary Receipts (ADRs), Global Depositary Receipts (GDRs), European Depositary Receipts (EDRs), certain Exchange Traded Funds (ETFs), cash equivalents, and certain derivatives (investments whose value is based on indices or other securities). As an example of how derivatives may be used, the Fund may invest in stock index futures to manage cash flow.

In abnormal market conditions, the Fund may take temporary defensive measures--such as holding unusually large amounts of cash and cash equivalents--that are inconsistent with the Fund's primary investment strategy. In taking those measures, the Fund may not achieve its investment goal.


--------------------------------------------------------------------------------

SUBADVISER

SSgA Funds Management, Inc.
One Lincoln Street
Boston, Massachusetts 02110-2900

Managing, with predecessor, since 1978
Managing Fund since March, 2004
Managed approximately $92 billion
in assets at year-end 2003

Past Performance information set forth
herein does not reflect SSgA Funds Management, Inc. services to the Fund.

FUND MANAGERS

Managed by investment team overseen by:

James Francis, CFA
---------------------
Principal of subadviser
Joined subadviser in 1987

Jeffrey Beach
---------------------
Principal of subadviser
Joined subadviser in 1986

Note: "MSCI" and "MSCI All Country World ex-US Index" are the exclusive property of Morgan Stanley & Co., Incorporated and are registered service marks of Morgan Stanley Capital International.
PAST PERFORMANCE

The following bar chart and table of average annual total returns reflects the performance of the Fund's NAV shares during the period shown (along with a broad-based market index for reference). Series I and Series II shares were not offered during this period. The performance of Series I shares will be lower than NAV performance due to its 12b-1 Fee. The performance of Series II shares will be lower than NAV performance or Series I performance due to its higher 12b-1 Fee. The performance figures below do not reflect the deduction of fees and charges payable under the variable contracts. If such fees and charges had been reflected, performance would be lower. Past performance does not indicate future results.

 Year-by year total returns for NAV shares -- calendar years

 LOGO
Best quarter: up 20.91% fourth quarter 1998 Worst quarter: down 20.18% third quarter 2002

Average annual total returns for NAV Shares -- for periods ending
12/31/03
                   Fund           Index 1         Index 2         Index 3*
1 year            41.99%          41.41%          43.61%           44.58%
5 years            0.74%           1.55%           1.04%            1.43%
10 years           2.80%           4.66%           6.37%            5.65%

Index 1:  MSCI ex US Index
Index 2:  MSCI EAFE GDP Index
Index 3: A composite index combining the performance of the following indices over the periods indicated: MSCI EAFE Index (from January, 1994 through April,
1998); MSCI EAFE GDP Index (from May, 1998 through June, 1999); 90% MSCI EAFE GDP Index/10% MSCI Emerging Markets Free Index (from July, 1999 through October, 2003); MSCI ACW ex US (after November, 2003)
* John Hancock believes Index 3 is a more suitable index against which to measure the fund's performance for the period shown because it more closely matches the fund's changes in investment strategy during that period.

MAIN RISKS

Primary

Foreign Risk: The Fund's foreign securities will pose special risks, due to limited government regulation, lack of public information, economic, political and social instability and foreign currency rate fluctuations. Factors such as lack of liquidity, foreign ownership limits and restrictions on removing currency also pose special risks. All foreign securities have some degree of foreign risk. However, to the extent the Fund invests in emerging market countries, it will have a significantly higher degree of foreign risk than if it invested exclusively in developed or newly-industrialized countries.

Index Management Risk: Certain factors such as the following may cause the Fund to track the Indexes less closely:

.. The securities selected by the manager may not be fully representative of the Indexes.

.. Transaction expenses of the Fund may result in the Fund's performance being different than that of the Indexes.

.. The size and timing of the Fund's cash flows may result in the Fund's performance being different than that of the Indexes.

Also, index funds like this one will have more difficulty in taking defensive positions in abnormal market conditions.

Market Risk: The value of the securities in the Fund may go down in response to overall stock or bond market movements. Markets tend to move in cycles, with periods of rising prices and periods of falling prices.

Stocks tend to go up and down in value more than bonds. If the Fund's investments are concentrated in certain sectors, the Fund's performance could be worse than the overall market.

Manager Risk: The manager and its strategy may fail to produce the intended results. The Fund could underperform its peers or lose money if the manager's investment strategy does not perform as expected.

Secondary

Derivatives Risk: Certain derivative instruments (such as options, futures and swaps) can produce disproportionate gains or losses. They are generally considered more risky than direct investments. Also, in a down market, derivatives could become harder to value or sell at a fair price.

--------------------------------------------------------------------------------

FEES AND EXPENSES OF THE FUND
The following table describes the fees and expenses you may pay if you buy and hold Series I shares or Series II shares of the Fund and do not reflect the expenses and charges of any variable insurance contract which may use the Fund as an underlying investment medium. Those expenses and charges may vary considerably from contract to contract, and are listed in the prospectus for the variable contract. The Fund does not charge a sales load or a surrender fee.

Annual Fund Operating Expenses/1/ (expenses that are deducted from Fund assets, as a percentage of average net assets for the fiscal year ended December 31,
2003)

                                Distribution             Total Annual
                     Investment     and                      Fund
                     Management   Service      Other      Operating
                        Fee     (12b-1) Fee  Expenses/2/   Expenses
                        ---     -----------  -----------   --------
           Series I.   0.17%       0.40%       0.05%        0.62%
           Series II   0.17%       0.60%       0.05%        0.82%

/1/ Amounts shown are estimates, based on the average net assets of the Fund's NAV shares, because the International Equity Index Fund has not yet issued Series I and Series II shares.
/2/ Amounts shown (a) reflect discontinuance of John Hancock's agreement to reimburse the Fund for "other fund expenses" in 2003 that exceeded 0.10% per annum of the Fund's average daily net assets and (b) the custodian's agreement, effective April 1, 2004, to reduce its fees for this Fund.

Examples. The Examples are intended to help you compare the cost of investing in Series I or Series II shares of the Fund with the costs of investing in other mutual funds. The Examples assume that you invest $10,000 directly in the shares for the time periods indicated, and then redeem all your shares at the end of those periods. The Examples also assume that your investment has a 5% return each year, the reinvestment of all dividends and distributions, and that the Fund's operating expenses remain the same. Although actual Fund costs may be higher or lower, the Examples show what the Fund costs would be based on these assumptions.

                               Year 1 Year 3 Year 5 Year 10
                     Series I.  $ 63   $199   $346  $  455
                     Series II  $84   $262   $774   $1,014

Your Account

Investments in shares of the funds

The Fund sells its Series I and Series II shares directly to separate accounts of insurance companies to fund variable contracts. Each fund also buys back its Series I and Series II shares on redemption by the separate accounts.

Under the variable contracts, a separate account buys or redeems a fund's shares based on:

.. instructions by you and other contractowners to invest or receive back monies under a contract (such as making a premium payment or surrendering a contract), and

.. the operation of a contract (such as deduction of fees and charges).

   The Trust, as law permits, may:

.. refuse a buy order if the adviser believes it would disrupt management

.. suspend a fund's offer of shares, or

.. suspend a fund's redemption obligation or postpone a fund's payment of redemption proceeds for more than seven days.

Share price

The Fund sells and buys back its Series I and Series II shares at the net asset value per share next computed after receipt by a separate account of a contractowner's instructions.

The Fund calculates its net asset value per share:

.. by dividing net assets of the Series by the number of its outstanding shares,

.. once daily as of the close of regular trading on the New York Stock Exchange
  (generally at 4 p.m. New York time) on each day the Exchange is open.

Valuation

The Fund values its securities based on:

.. market quotations,

.. amortized cost,

.. valuations of independent pricing services, or

.. fair value determined in accordance with procedures approved by the Trust's trustees.

The Fund may value securities at fair value where, for example:

.. market quotations are not readily available, or

.. the value of securities has been materially affected after the closing of a foreign market.

The Fund may hold securities primarily listed on foreign exchanges that trade on weekends or other days when the Trust does not calculate share price. Consequently, share price may change on days when contractowners will not be able to instruct a separate account to buy or redeem fund shares.

Conflicts

The Trust's trustees monitor for possible material irreconcilable conflicts among separate accounts buying shares of the Fund. The Trust's net asset value could decrease if the Trust had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.

Funds' Expenses

The advisory fee paid by the International Equity Index Fund to the adviser in 2003 was 0.17% of net assets


The adviser, not the Fund, pays subadvisory fees out of its own assets.

Dividends and Taxes

Dividends

The Fund automatically reinvests its dividends and distributions in additional shares of the fund at net asset value per share.

The Fund declares and pays dividends monthly.

The Fund generally declares capital gains distributions annually.

Taxes

The Fund must meet investment diversification and other requirements under the Internal Revenue Code, in order to:

.. avoid federal income tax and excise tax, and

.. assure the tax-deferred treatment of variable contracts under the Code.

You should read the prospectus for your variable contract for the federal income tax consequences for contractowners, including the consequences of a fund's failure to meet Code requirements.

Share Classes

Multiple Classes of Shares

The Trust has four classes of shares: NAV shares, Series I shares, Series II shares and Series III shares. Each class is identical except for differences in class expenses, including different Rule 12b-1 fees, and voting rights. (NAV shares of the International Equity Index Fund, which are described in the prospectus relating to that class' shares, are not subject to a Rule 12b-1 fee, and Series III shares are not currently available for sale. The offering of Series III shares and the amount of class expenses of Series III shares are subject to the approval of the Trustees of the Trust.)

Series I shares of the International Equity Index Fund are subject to a Rule 12b-1 fee of .40% of Series I share average daily net assets.

Series II shares of the International Equity Index Fund are subject to a Rule 12b-1 fee of .60% of Series II share average daily net assets.

Rule 12b-1 fees for Series I shares and Series II shares will be paid to the Trust's Distributor for those shares, Manulife Financial Securities LLC, or any successor thereto.

To the extent consistent with applicable laws, regulations and rules, the Distributor may use Rule 12b-1 fees:

   (i)for any expenses relating to the distribution of the shares of the respective class,
  (ii)for any expenses relating to shareholder or administrative services for holders of the shares of the class (or owners of contracts funded in insurance company separate accounts that invest in the shares of the class) and
 (iii)for the payment of "service fees" that come within Rule 2830(d)(5) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

Without limiting the foregoing, the Distributor may pay all or part of the Rule 12b-1 fees from the International Equity Index Fund to one or more affiliated and unaffiliated insurance companies that have issued variable insurance contracts for which the Fund serves as an investment vehicle as compensation for providing some or all of the types of services describe in the preceding sentence; this provision, however, does not obligate the Distributor to make any payments of Rule 12b-1 fees and does not limit the use that the Distributor may make of the Rule 12b-1 fees it receives. Currently, all such payments are made to insurance companies affiliated with the Trust's investment adviser and Distributor. However, payments may be made to nonaffiliated insurance companies in the future.

Rule 12b-1 fees are paid out of a portfolio's assets on an ongoing basis. Therefore, these fees will increase the cost of an investment in the Fund and may, over time, be greater than other types of sales charges.

FINANCIAL HIGHLIGHTS

The financial highlights detail the historical performance of the Fund's NAV shares, including total return information for the past 5 years. The total return information does not reflect:

.. 12b-1 expenses of Series I shares,

.. 12b-1 expenses of Series II shares, and

.. expenses and charges of the applicable separate accounts and variable contracts. Had these been included, the "Total Investment Return" shown in the Table would be lower. The financial highlights have been audited by Ernst & Young LLP, whose report (along with the Trust's financial statements) are included in the Trust's annual report, which is available upon request.

--------------------------------------------------------------------------------

                                   Income from Investment Operations
                                ---------------------------------------
                                              Net Realized
                      Net Asset     Net            and          Total
                      Value at  Investment     Unrealized        From
                      Beginning   Income       Gain (Loss)    Investment
                      of Period Gain (Loss) on Investments(a) Operations
                      --------- ----------- ----------------- ----------

        International
        Equity
        Index
        Fund
        --
        NAV
        shares
        ------

         Year
         Ended
         December
         31,

           2003......  $10.05      $0.24         $ 3.91         $ 4.15

           2002......   12.07       0.21          (2.02)         (1.81)

           2001......   15.39       0.22          (3.32)         (3.10)

           2000......   19.64       0.23          (3.64)         (3.41)

           1999......   15.56       0.21           4.51           4.72

       -----------------------------------------------------------------

(a) The amount shown at this caption for each fund share outstanding throughout the year may not accord with the change in the aggregate gains and losses in the portfolio securities for the year because of the timing of the purchases and withdrawals of the fund shares in relation to the fluctuating market values of the portfolio.

--------------------------------------------------------------------------------

                                Less Distributions
----------------------------------------------------------------------------------
             Distribution
Distribution   From Net   Distribution in Distribution                             Net Assets
  From Net     Realized      Excess of        From                                  Value at    Total
 Investment    Gains on   Net Investment    Capital        Total        Capital       End     Investment
   Income    Investments   Income/Gains     Paid-in    Distributions Contributions of Period  Return(b)
------------ ------------ --------------- ------------ ------------- ------------- ---------- ----------
   $(0.29)      $(0.09)       $   --         $   --       $(0.38)         $--        $13.82      41.99%
    (0.21)          --            --             --        (0.21)          --         10.05     (15.18)%
    (0.17)          --            --          (0.05)       (0.22)          --         12.07     (20.30)%
    (0.18)       (0.59)           --          (0.07)       (0.84)          --         15.39     (17.42)%
    (0.21)       (0.38)        (0.05)            --        (0.64)          --         19.64      30.87%

---------------------------------------------------------------------------------------------------------

             Ratios/Supplemental Data
-------------------------------------------------
                                Net
                Operating   Investment
  Net Assets   Expenses to Income (Loss) Portfolio
End of Period    Average    to Average   Turnover
(000s Omitted) Net Assets   Net Assets     Rate
-------------- ----------- ------------- ---------
   $159,036       0.27%(b)     2.13%       37.90%
     98,917       0.28%(b)     1.85%       17.55%
    122,020       0.27%(b)     1.66%        8.31%
    195,012       0.28%(b)     1.40%       14.86%
    244,017       0.31%(b)     1.26%       19.01%

--------------------------------------------------

(b) Expense ratio is net of expense reimbursements. Had such reimbursements not been made, the annual expense ratio would have been .42%, .46%, .40%, .37% and .38% for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

Trust Business Structure

The diagram below shows the basic business structure of the Trust. The Trust's trustees oversee the Trust's investment and business activities and hire various service providers to carry out the Trust's operations.

                                    VARIABLE
                                 CONTRACTOWNERS


                               THE MANUFACTURERS
                                 LIFE INSURANCE
                              COMPANY OF NEW YORK,
                               THE MANUFACTURERS
                             LIFE INSURANCE COMPANY
                                (U.S.A) OR OTHER
                               INSURANCE COMPANY


                                   THE TRUST
                              Trustee oversee the
                             Trust's investment and
                              business activities


  INVESTMENT ADVISER                           CUSTODIAN
   John Hancock Life                  State Street Bank and Trust
   Insurance Company                            Company
  Manages the Trust's
investment and business       Holds the Trust's assets, settles all Trust
  business activities          trades and collects most of the valuation
                                data required for calculating the Trust's
                                      net asset value per share.


               SUBADVISER TO THE INTERNATIONAL EQUITY INDEX FUND

                          SSgA Funds Management, Inc.

                        Provides management to the Fund.

                             For more information



This prospectus should be used only with a variable contract prospectus.

John Hancock Variable
Series Trust I
John Hancock Place
Boston, Massachusetts 02117

Two documents are available that offer further information on John Hancock Variable Series Trust I:

Annual/Semiannual Report to shareholders

Includes financial statements, a discussion of the market conditions and investment strategies that significantly affected performance, and the auditors' report (in the annual report only).

Statement of Additional Information (SAI)

The SAI contains more detailed information on all aspects of the funds.

A current SAI has been filed with the Securities and Exchange Commission and is incorporated by reference into (i.e., is legally a part of) this prospectus.

To request a free copy of the current annual/semiannual report or the SAI, or to make shareholder inquiries, please contact:

By mail:

John Hancock Variable Series Trust I
John Hancock Place
Boston, MA 02117

By phone:  1-800-732-5543

Or you may view or obtain these documents from the SEC:

In person:  at the SEC's Public Reference Room in Washington, DC

By phone:  1-202-942-8090

By mail: Office of Public Reference Securities and Exchange Commission 450 5th Street, N.W., Room 1300
Washington, DC 20549-0102
(duplicating fee required)

By e-mail:  publicinfo@SEC.gov

On the Internet:  www.sec.gov

SEC File Number:  811-4490


VSTPRO-SERIES I II